Exhibit 99.1

Triple-S Management Corporation

1441 F.D. Roosevelt Ave.

San Juan, PR 00920

www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen	Kathy Waller
Chief Marketing & Communications Officer	AllWays Communicate, LLC
(787) 706-2570	(312) 543-6708

Triple-S Management Corporation Reports Fourth Quarter 2011 Results

SAN JUAN, Puerto Rico, February 8, 2012 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced consolidated revenues of $565.9 million and operating income of $26.7 million for the three months ended December 31, 2011. Net income of $19.0 million, or $0.67 per diluted share, includes an after tax gain of $0.1 million, or $0.01 per diluted share, related to net realized gains on investments.

Fourth-Quarter Consolidated Highlights

•	Total consolidated operating revenues were $565.4 million;

•	Operating income was $26.7 million;

•	Consolidated loss ratio was 83.0% and the medical loss ratio (MLR) was 86.0%;

•	Medicare member month enrollment increased 75.3% year over year;

•	Total member month enrollment increased 72.3% sequentially.

Commenting on the period’s results, Ramón M. Ruiz-Comas, President and Chief Executive Officer, said, “We met or surpassed all of the metrics we provided in our revised guidance. The Managed Care business enjoyed both membership and premium growth, along with a 60-basis-point improvement in the adjusted MLR. The increase in business volume contributed to a decline in the administrative expense ratio. Most importantly, utilization within our Medicare Advantage (MA) segment seems to have stabilized and membership increased, the latter reflecting a favorable open-enrollment selling season and the ability to add some of these members in the final month of the quarter.”

Mr. Ruiz-Comas continued, “Total member month enrollment increased as we began providing healthcare services to nearly 860,000 members under the miSalud (Medicaid) contract on November 1st. We are pleased to again be serving this important segment of the population within five regions of Puerto Rico, and look forward to expanding awareness of the products that we offer.”

“As we commence 2012, Triple-S Management has multiple initiatives underway to grow revenue and manage costs. For example, we will continue to focus on increasing MA enrollment through both of our brands, which should boost our top line throughout the year. In addition, we will expand the implementation of health risk assessments in the MA segment in an effort to measure this population more accurately. Also, we are now working with a leading provider of data-driven healthcare solutions to improve our CMS Star ratings and health risk factors in 2013 and beyond. We believe that we can improve our ratings by leveraging this provider’s healthcare quality measurement system and large-scale healthcare dataset analytics, as well as their insight into clinical quality outcomes and risk scores,” added Mr. Ruiz-Comas.

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“We continue investing in our IT systems and software platforms to bolster our customer and provider services and to increase electronic health record penetration across all of our sectors, particularly in Medicaid. Moreover, we now have a controlling financial stake in a health clinic on the island, as we seek innovative alternatives to serve our Managed Care membership more cost effectively. This quarter, we will also be opening our first stand-alone center where all Triple-S products—health, life, and property—will be sold and serviced. In summary, our ongoing investments in our core operations, a diversified business mix, which mitigates risk and segment variability, and a healthy balance sheet support our belief that we can deliver a solid overall performance this year,” concluded Mr. Ruiz-Comas.

Selected Quarterly Details

•

Pro Forma Net Income was $18.9 Million, or $0.66 Per Diluted Share. Weighted average shares outstanding were 28.5 million. This compares with pro forma net income of $13.6 million, or $0.46 per diluted share, in the corresponding quarter of 2010, based on weighted average shares outstanding of 29.1 million.

•

Consolidated Premiums Increased 31.0%, to $534.0 Million. The increase is principally due to the effect of the acquisition of American Health (AH) offset by the termination of the Medicaid contracts in the fourth quarter of 2010.

•	Consolidated Administrative Service Fees Increased 319.1%, to $19.7 Million. The significant increase primarily reflects the addition of the miSalud business, effective November 1, 2011.

•

Managed Care Membership. Our Managed Care membership grew by 113.4% year over year, mostly reflecting the return of the miSalud business, in which self-insured membership was 858,757 at the end of this quarter. Medicare membership increased 78.5%, to 113,431, driven by the AH acquisition. Fully insured Commercial membership was 482,771, down 0.3% from the same period last year.

•

Managed Care MLR Increased by 200 Basis Points, to 86.0%. Excluding the effect of the lost at-risk Medicaid contract in September 2010, the MLR was 140 basis points lower than last year, reflecting the 870-basis-point improvement in the Commercial MLR. This was partially offset by the effect of the higher MLR ratio in the acquired AH business and the higher-than-expected utilization of medical services in the remaining Medicare business, particularly the non-dual offerings.

•

Consolidated Loss Ratio Increased by 340 Basis Points, to 83.0%. The higher consolidated loss ratio primarily results from the 200-basis-point increase in the Managed Care MLR. The loss ratios of the Property and Casualty and Life Insurance segments also rose year over year.

•

Consolidated Operating Expense Ratio Decreased 150 Basis Points, to 17.2%. The lower consolidated operating expense ratio was mainly due to the incremental business volume generated by the AH acquisition in 2011, and the addition of the miSalud enrollment, which allowed us to leverage our overall operating costs, as well as lower operating expenses in the Life and Property and Casualty Insurance segments. Consolidated operating expenses increased by $18.1 million, or 23.4%, from a year ago, mostly due to the higher member month enrollment in the 2011 period. In the fourth quarter, $0.8 million was attributable to enhanced customer service to members and providers during the IT system conversion, and approximately $2.1 million was associated with the amortization of intangible assets related to the AH transaction.

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•

Consolidated Operating Income Increased 23.0%, to $26.7 Million. The increase mostly reflects the improved MLR of the Commercial business, the reduction in the operating expense ratio, and the resumption of the miSalud program, effective November 1, 2011.

•

Consolidated Operating Income Margin Was 4.7%. The consolidated operating margin declined by 40 basis points year over year. Excluding the amortization of the intangible asset associated with the AH acquisition, the operating income margin for the period was similar to prior year.

•	Parent Company Information. As of December 31, 2011, Triple-S Management had $53.2 million in parent company cash, cash equivalents, and investments.

•	Share Repurchase Program. During the quarter, Triple-S repurchased and retired 210,905 shares at an average price per share of $17.71, for an aggregate cost of $3.7 million.

	Pro Forma Net Income
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(dollar amounts in millions)	2011	2010	2011	2010
Net income	$19.0	$20.1	$58.0	$66.8
Less pro forma adjustments:
Net realized investment gains, net of tax	0.1	2.4	15.8	2.2
Net unrealized trading investments gain (loss), net of tax	—	4.1	(6.2)	4.6
Derivative loss, net of tax	—	—	(0.7)	(0.8)
Charge related to change in enacted tax rate	—	—	(6.4)	—

Pro forma net income	$18.9	$13.6	$55.5	$60.8

Diluted pro forma net income per share	$0.66	$0.46	$1.92	$2.08

Year-End Recap

For the year ended December 31, 2011, consolidated operating revenues rose 7.6% to $2.1 billion, primarily reflecting an increase in Medicare member months attributable to new members acquired from AH, offset, in part, by the termination of the Medicaid contracts effective September 30, 2010. The addition of the miSalud enrollees, effective November 1, 2011, also contributed to the higher operating revenues and is reflected in administrative service fees. Consolidated claims incurred in 2011 were $1.7 billion, up 7.5% year over year. The consolidated loss ratio decreased 50 basis points to 83.5%, and the MLR fell 90 basis points to 87.2%. This decline was mostly driven by lower utilization in the Commercial segment, offset by an increased Medicare MLR resulting from higher utilization trends. Consolidated operating expenses in 2011 were $347.6 million and the operating expense ratio was 16.6%. Pro forma net income for the year was $55.5 million, or $1.92 per diluted share, based on weighted average shares outstanding of 28.8 million, compared with $60.8 million, or $2.08 per diluted share, based on weighted average shares outstanding of 29.2 million at the same time last year.

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Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating income or loss divided by operating revenues. The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as MA premium adjustments and prior period reserve developments, and presents them in the corresponding period. The adjusted medical loss ratio for the Managed Care segment and for the Commercial business for the three months ended December 31, 2011, also include out of period favorable adjustments of $2.2 million corresponding to the previous three quarters of 2011 that would have increased premiums earned or lowered the claims incurred in those quarters. The Company is currently reviewing the impact this situation may have on the evaluation of its internal controls over financial reporting.

(Unaudited)	Three months ended December 31,			Twelve months ended December 31,
(dollar amounts in millions)	2011	2010	Percentage Change	2011	2010	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$243.9	$232.1	5.1%	$947.1	$947.1	0.0%
Medicare	238.2	113.7	109.5%	896.6	468.4	91.4%
Medicaid	—	11.7	(100.0%)	2.7	284.8	(99.1%)

Total Managed Care	482.1	357.5	34.9%	1,846.4	1,700.3	8.6%
Life Insurance	29.4	27.1	8.5%	113.0	105.8	6.8%
Property and Casualty	23.2	24.0	(3.3%)	97.6	99.2	(1.6%)
Other	(0.7)	(1.0)	(30.0%)	(2.5)	(4.1)	(39.0%)

Consolidated premiums earned, net	$534.0	$407.6	31.0%	$2,054.5	$1,901.2	8.1%

Operating revenues:
Managed Care	$507.0	$368.2	37.7%	$1,906.9	$1,763.3	8.1%
Life Insurance	34.3	31.3	9.6%	131.5	122.9	7.0%
Property and Casualty	25.5	25.9	(1.5%)	107.1	109.3	(2.0%)
Other	(1.4)	(1.8)	(22.2%)	(4.3)	(5.6)	(23.2%)

Consolidated operating revenues	$565.4	$423.6	33.5%	$2,141.2	$1,989.9	7.6%

Operating income:
Managed Care	$20.3	$16.3	24.5%	$53.0	$63.8	(16.9%)
Life Insurance	4.6	4.3	7.0%	17.7	17.3	2.3%
Property and Casualty	2.6	0.3	766.7%	4.5	3.6	25.0%
Other	(0.8)	0.8	(200.0%)	2.1	3.3	(36.4%)

Consolidated operating income	$26.7	$21.7	23.0%	$77.3	$88.0	(12.2%)

Operating margin:
Managed Care	4.0%	4.4%	-40 bp	2.8%	3.6%	-80 bp
Life Insurance	13.4%	13.7%	-30 bp	13.5%	14.1%	-60 bp
Property and Casualty	10.2%	1.2%	900 bp	4.2%	3.3%	90 bp
Consolidated	4.7%	5.1%	-40 bp	3.6%	4.4%	-80 bp

Depreciation and amortization expense	$5.6	$3.3	69.7%	$21.9	$12.2	79.5%

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Managed Care Additional Data	Three months ended December 31,		Twelve months ended December 31,
(Unaudited)	2011	2010	2011	2010
Member months enrollment:
Commercial:
Fully-insured	1,443,224	1,461,006	5,806,053	5,982,094
Self-insured	686,066	726,747	2,744,431	2,966,291

Total Commercial	2,129,290	2,187,753	8,550,484	8,948,385
Medicare:
Medicare Advantage	309,370	163,628	1,132,634	670,250
Stand-alone PDP	26,339	27,902	105,987	112,297

Total Medicare	335,709	191,530	1,238,621	782,547
Medicaid:
Fully-insured	—	—	—	3,078,288
Self-insured	1,718,888	—	1,718,888	1,782,426

Total Medicaid	1,718,888	—	1,718,888	4,860,714

Total member months	4,183,887	2,379,283	11,507,993	14,591,646

Claim liabilities (in millions)	$262.2	$267.6 *
Days claim payable (excluding American Health)	63.5	63.9 *

Premium PMPM:
Managed Care	$270.97	$216.35	$262.10	$172.74
Commercial	169.19	158.83	163.31	158.31
Medicare	709.45	593.89	723.88	598.56
Medicaid	—	—	—	92.52

Medical loss ratio	86.0%	84.0%	87.2%	88.1%
Commercial	80.0%	88.7%	85.6%	89.7%
Medicare Advantage	91.9%	85.6%	89.6%	84.3%
Stand-alone PDP	81.5%	59.6%	77.7%	71.7%
Medicaid	0.0%	0.0%	0.0%	89.5%
Adjusted medical loss ratio	86.7%	87.3%	87.0%	88.4%
Commercial	82.7%	88.4%	85.4%	89.8%
Medicare Advantage	90.8%	84.9%	89.0%	84.2%
Stand-alone PDP	75.4%	59.5%	78.1%	70.3%
Medicaid	0.0%	0.0%	0.0%	91.5%

Operating expense ratio:
Consolidated	17.2%	18.7%	16.6%	15.7%
Managed Care	14.4%	14.2%	12.9%	11.6%

*	Information provided as of September 30, 2011.

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Managed Care Membership by Segment	As of December 31,
	2011	2010
Members:
Commercial:
Fully-insured	482,771	484,163
Self-insured	228,737	241,165

Total Commercial	711,508	725,328
Medicare:
Medicare Advantage	104,696	54,276
Stand-alone PDP	8,735	9,277

Total Medicare	113,431	63,553
Medicaid:
Fully-insured	—	—
Self-insured	858,757	—

Total Medicaid	858,757	—

Total members	1,683,696	788,881

2012 Guidance

Mr. Ruiz-Comas stated, “Our 2012 guidance reflects a full-year contribution from American Health and our Medicaid business, as well as the effect of our share buyback authorization. Our outlook also accounts for the reduction in our Medicare premiums, the effect of concluding our IT conversion, and investments required to reach our MA Star program goals. We estimate consolidated operating revenues of $2.3 to $2.4 billion and earnings per share of $2.32-$2.38.”

2012 Range
Medical enrollment fully-insured (member months)	7.2-7.4 million
Medical enrollment self-insured (member months)	12.7-13.0 million
Consolidated operating revenues (in billions)	$2.3-$2.4
Consolidated loss ratio	83.8%-84.8%
Medical loss ratio	87.6%-88.6%
Consolidated operating expense ratio	17.2%-18.2%
Consolidated operating income (in millions)	$88.0-$98.0

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Consolidated effective tax rate	25%-26%
Pro forma earnings per share	$2.32-$2.38
Weighted average of diluted shares outstanding (in millions)	28.5

Conference Call and Webcast

Management will host a conference call and webcast on February 8, 2012 at 7:30 a.m. Eastern Time to discuss its financial results for the three months and the year ended December 31, 2011, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 1-800-762-8779, and international callers should dial 1-480-629-9771 about five minutes before the presentation.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the leading player in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Reform markets under the Blue Cross Blue Shield brand through its subsidiary Triple-S Salud, Inc. and effective February 2011, also offer non-branded Medicare products through American Health Inc. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

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In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except per share data)

	Unaudited December 31, 2011	Historical December 31, 2010
Assets
Investments	$1,153,293	$1,100,694
Cash and cash equivalents	71,834	45,021
Premium and other receivables, net	287,184	325,780
Deferred policy acquisition costs and value of business acquired	155,788	146,086
Property and equipment, net	81,872	76,745
Other assets	130,606	65,044

Total assets	$1,880,577	$1,759,370

Liabilities and Stockholders’ Equity
Policy liabilities and accruals	$836,029	$760,028
Accounts payable and accrued liabilities	253,202	216,043
Long-term borrowings	114,387	166,027

Total liabilities	1,203,618	1,142,098

Stockholders’ equity:
Common stock	28,365	28,816
Other stockholders equity	648,594	588,456

Total stockholders’ equity	676,959	617,272

Total liabilities and stockholders’ equity	$1,880,577	$1,759,370

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Condensed Consolidated Statements of Earnings

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	Unaudited 2011	Historical 2010	Unaudited 2011	Historical 2010
Revenues:
Premiums earned, net	$533,983	$407,651	$2,054,468	$1,901,100
Administrative service fees	19,692	4,687	38,459	39,546
Net investment income	11,713	11,257	48,226	49,145

Total operating revenues	565,388	423,595	2,141,153	1,989,791

Net realized investment gains :
Total other-than-temporary impairment losses on securities	(257)	—	(257)	(2,997)
Net realized gains, excluding other-than-temporary impairment losses on securities	397	2,791	18,854	5,529

Total net realized investment gains	140	2,791	18,597	2,532

Net unrealized investment loss on trading securities	—	4,802	(7,267)	5,433
Other income, net	406	485	716	889

Total revenues	565,934	431,673	2,153,199	1,998,645

Benefits and expenses:
Claims incurred	443,341	324,609	1,716,254	1,596,789
Operating expenses	95,374	77,293	347,590	304,995

Total operating costs	538,715	401,902	2,063,844	1,901,784
Interest expense	2,285	3,032	10,855	12,658

Total benefits and expenses	541,000	404,934	2,074,699	1,914,442

Income before taxes	24,934	26,739	78,500	84,203

Income tax expense	5,979	6,675	20,464	17,402

Net income	$18,955	$20,064	$58,036	$66,801

Basic net income per share	$0.67	$0.70	$2.02	$2.30
Diluted earnings per share	$0.67	$0.69	$2.01	$2.28

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Condensed Consolidated Statements of Cash Flows

(Dollar amounts in thousands, except per share data)

	For the Year Ended
	December 31,
	Unaudited 2011	Historical 2010
Net cash provided by operating activities	$159,732	$37,656

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	240,034	121,968
Fixed maturities matured/called	104,728	175,483
Equity securities	38,022	41,802
Securities held to maturity:
Fixed maturities matured/called	1,941	2,587
Acquisition of investments:
Securities available for sale:
Fixed maturities	(262,561)	(337,569)
Equity securities	(129,328)	(21,957)
Securities held to maturity:
Fixed maturities	(755)	(1,050)
Other investments	(2,500)	(5,000)
Net inflows / (outflows) for policy loans	(420)	53
Acquisition of business, net of $30,070 of cash acquired	(54,680)	—
Net capital expenditures	(16,337)	(19,222)

Net cash used in investing activities	(81,856)	(42,905)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	4,409	281
Payments of short-term borrowings, net	(15,575)	—
Repayments of long-term borrowings	(51,640)	(26,367)
Repurchase and retirement of common stock	(11,289)	(6,235)
Net proceeds from short-term borrowings	—	15,575
Proceeds from long-term borrowings	—	25,000
Proceeds from annuity contracts	31,809	10,691
Cash settlements of stock options	(2,420)	—
Proceeds from exercise of stock options	189	—
Surrenders of policyholder deposits	(6,546)	(9,051)

Net cash (used in) provided by financing activities	(51,063)	9,894

Net increase in cash and cash equivalents	26,813	4,645
Cash and cash equivalents, beginning of period	45,021	40,376

Cash and cash equivalents, end of period	$71,834	$45,021

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